EXHIBIT 99.1

VeriFone and Hypercom Announce Agreement to Sell Hypercom’s U.S. Payment Systems Business

SAN JOSE, CA and SCOTTSDALE, AZ – April 4, 2011 – VeriFone Systems, Inc. (NYSE:PAY), and Hypercom Corporation (NYSE:HYC) announced today that they have reached an agreement to sell the U.S. payment systems business of Hypercom to Ingenico S.A.

The transaction is expected to close immediately prior to completion of VeriFone’s acquisition of Hypercom, which is expected to occur in the second half of 2011, subject to certain closing conditions. The aggregate purchase price to be paid by Ingenico is $54 million in cash, subject to certain post-completion price adjustments. In 2010, the Hypercom U.S. business included in the agreement achieved revenues of approximately $61 million. Following the completion of the merger, VeriFone will retain Hypercom’s non-payment terminal Networking products operations in the U.S.

The sale is part of the contemplated divestiture previously announced by VeriFone in connection with its proposed acquisition of Hypercom. The agreement marks an important milestone in the path to the completion of Hypercom's merger transaction with VeriFone.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for VeriFone Systems, Inc.

This press release includes certain forward-looking statements related to VeriFone Systems, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of VeriFone Systems, Inc. and Hypercom Corporation. These risks and uncertainties include whether the proposed transaction described in this press release can be completed in a timely manner, and whether the anticipated benefits of the proposed transaction can be achieved. For a further list and description of risks and uncertainties, see our periodic filings with the Securities and Exchange Commission. VeriFone and Hypercom are under no obligation to, and expressly disclaim any obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About VeriFone Systems, Inc. (http://www.verifone.com)

VeriFone Systems, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets.  VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.

About Hypercom (http://www.hypercom.com)

Global payment technology leader Hypercom Corporation delivers a full suite of high security, end-to-end electronic payment products, software solutions and services. The Company's solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, petroleum, healthcare, prepaid, self-service and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits. Hypercom is a founding member of the Secure POS Vendor Alliance (SPVA) and is the second largest provider of electronic payment solutions and services in Western Europe and third largest provider globally.

Hypercom is a registered trademark of Hypercom Corporation.  All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.